Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
1 & 4 MARKET EXCHANGE IN COLUMBUS, OHIO

Santa Ana, Calif., August 17, 2007 – NNN Healthcare/Office REIT, Inc. has acquired 1 and 4 Market Exchange in Columbus, Ohio. The acquisition, which closed on August 15, 2007, includes two adjacent multi-tenant, Class A medical office buildings and a nearby vacant parcel of land. The parcel will be improved to provide additional parking for the tenants and visitors of 1 and 4 Market Exchange.

Located in the heart of Columbus’ central business district, 1 and 4 Market Exchange lies less than a mile from Columbus Children’s Hospital, regarded as the fifth largest free-standing children’s hospital in the nation, and OhioHealth’s Grant Medical Center. Grant Medical Center is downtown Columbus’ premier healthcare provider, and has been recognized as one of the nation’s Top 100 Hospitals by Solucient, a leading healthcare information company.

Built in 2001 and 2003 respectively, 1 Market Exchange and 4 Market Exchange feature attractive, high concept design aesthetics that are atypical among medical office buildings. 1 Market Exchange is a three-story structure of nearly 56,000 square feet, while the five-story 4 Market Exchange building adds approximately 60,000 additional square feet to the roughly 116,000-square-foot portfolio.

1 and 4 Market Exchange features a combined occupancy of approximately 93 percent. Each building is anchored by large, well-established healthcare providers; Columbus Children’s Hospital is one of the primary tenants of 1 Market Exchange, while OhioHealth is the largest tenant of 4 Market Exchange.

Conveniently located in close proximity to Interstates 70, 71, 670 and OH-315, tenants of 1 and 4 Market Exchange enjoy access to all of Greater Columbus.

“1 and 4 Market Exchange further diversifies NNN Healthcare/Office REIT, which now owns attractive healthcare properties in eight states,” said Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT, Inc. “The acquisition of these stabilized, high-quality medical office buildings provides added strength to our REIT, which is rapidly becoming one of the leading portfolios of healthcare properties in the United States.”

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires 1 & 4 Market Exchange

NNN Healthcare/Office REIT purchased 1 Market Exchange from 515 Partners, LLC and 4 Market Exchange and the vacant parcel of land from 4MX Partners, LLC, which were represented by Hunter Beebe of Healthcare Real Estate Capital. NNN Realty Advisors, Inc. will provide asset management services for the portfolio.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made nine other geographically-diverse acquisitions:

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

As of August 10, 2007, NNN Healthcare/Office REIT has sold approximately 13 million shares of its common stock for more than $129 million through its initial public offering, which began in the third quarter of 2006.

Including the purchase of 1 and 4 Market Exchange, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at approximately $177 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 37 million square feet of real estate, including approximately 9,000 apartment units, with a combined market value in excess of $5.1 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

This press release contains certain forward-looking statements with respect to occupancy rates of 1 and 4 Market Exchange and the strength that the property adds to the NNN Healthcare/Office REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Greater Columbus, Ohio area; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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